===========================================================================

                               SCHEDULE 14A
                              (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

     Filed by the Registrant    [X]

     Filed by a Party other than the Registrant    [ ]

     Check the appropriate box:

     [ ]  Preliminary Proxy Statement      [ ] Confidential, For Use of the
                                               Commission Only (as Permit-
     [X]  Definitive Proxy Statement           ted by Rule 14a-6(e)(2))

     [ ]  Definitive Additional Materials

     [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      SHORELINE FINANCIAL CORPORATION
             (Name of Registrant as Specified in its Charter)

---------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
          -----------------------------------------------------------------
          (2)  Aggregate number of securities to which transaction applies:
          -----------------------------------------------------------------
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          -----------------------------------------------------------------
          (4)  Proposed maximum aggregate value of transaction:
          -----------------------------------------------------------------

          (5)  Total fee paid:
          -----------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:
          -----------------------------------------------------------------
          (2)  Form, Schedule or Registration Statement No.:
          -----------------------------------------------------------------
          (3)  Filing party:
          -----------------------------------------------------------------
          (4)  Date filed:
          -----------------------------------------------------------------

===========================================================================

                  [SHORELINE FINANCIAL CORPORATION LOGO]

                            823 RIVERVIEW DRIVE
                       BENTON HARBOR, MICHIGAN 49022


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

---------------------------------------------------------------------------

     The annual meeting of shareholders of Shoreline Financial Corporation will be held at the Mendel Center at Lake Michigan College, 2755 E. Napier Avenue, Benton Harbor, Michigan, on Thursday May 14, 1998, at 2:30 p.m. local time, for the following purposes:

     1.   To elect directors.

     2. To approve and adopt an Amendment to Restated Articles of Incorporation to increase the number of authorized shares of Common Stock.

     3. To transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on March 23, 1998, are entitled to notice of and to vote at the meeting and any adjournment of the meeting. The following Proxy Statement and enclosed form of proxy are being furnished to holders of Shoreline Common Stock on and after April 9, 1998.

                              By Order of the Board of Directors,

                              /s/ Wayne R. Koebel

                              Wayne R. Koebel
                              Secretary


   April 9, 1998

---------------------------------------------------------------------------

          It is important that your shares be represented at the meeting. Even if you expect to attend the meeting,

             PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

PROXY STATEMENT


                      SHORELINE FINANCIAL CORPORATION

                      ANNUAL MEETING OF SHAREHOLDERS



                               May 14, 1998

     This Proxy Statement and the accompanying form of proxy are being furnished to holders of common stock ("Common Stock") of Shoreline Financial Corporation ("Shoreline" or the "Corporation") on and after April 9, 1998, in connection with the solicitation of proxies by the Shoreline Board of Directors for use at the annual meeting of Shoreline shareholders to be held on May 14, 1998, and at any adjournment of that meeting. The annual meeting will be held at the Mendel Center at Lake Michigan College, 2755 E. Napier Avenue, Benton Harbor, Michigan, at 2:30 p.m. local time.

     The purpose of the annual meeting is to consider and vote upon the following matters: (i) election of directors; and (ii) approval and adoption of an Amendment to the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock. If a proxy in the form distributed by Shoreline is properly signed and returned to Shoreline, the shares represented by that proxy will be voted at the annual meeting of Shoreline shareholders and at any adjournment of that meeting. If a shareholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees of the Board of Directors named in this Proxy Statement and for approval and adoption of the proposed Amendment to Restated Articles of Incorporation. Shoreline management does not know of any other matter to be presented at the annual meeting. If other matters are presented, all shares represented by the proxy will be voted in accordance with the judgment of the persons named as proxies with respect to those other matters.

     A proxy may be revoked at any time prior to its exercise by written notice delivered to the Secretary of Shoreline. A proxy also may be revoked by attending and voting at the annual meeting.

     Solicitation of proxies will be made initially by mail. Directors, officers and employees of Shoreline and Shoreline Bank may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by nominees and other fiduciaries who may mail material to or otherwise communicate with the beneficial owners of shares held by them. All expenses of solicitation of proxies will be paid by Shoreline.

ELECTION OF DIRECTORS

     The Board of Directors has nominated the following four persons for reelection to the Shoreline Board of Directors for terms expiring at the annual meeting to be held in 2001:

                                 NOMINEES

                              Thomas T. Huff
                             L. Richard Marzke
                               Dan L. Smith
                              Ronald L. Zile

     Six other directors are serving terms that will expire in 1999 and 2000. It is the intent of the persons named in the accompanying proxy to vote for the election of the four nominees listed above. The proposed nominees are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Shoreline Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

     A plurality of the shares represented in person or by proxy and voting at the meeting is required to elect directors. For the purpose of counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

                   YOUR BOARD OF DIRECTORS RECOMMENDS A
              VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS


APPROVAL AND ADOPTION OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors proposes to amend Article III of Shoreline's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 shares of Common Stock to 15,000,000 shares of Common Stock. The purpose of the amendment is to provide additional shares for future issuance.

     As of March 23, 1998, 5,937,389 authorized shares of Common Stock were issued and outstanding. The Board of Directors believes that it is advisable to have the additional authorized shares available for possible future stock splits and dividends, employee benefit plans, equity-based acquisitions and other corporate purposes that might be proposed in the future. Shoreline has no present plans or proposals to issue shares that would be authorized by the proposed amendment. However, the Board of Directors has authorized the issuance of shares for such purposes in the past.

     Management continues to seek favorable acquisition opportunities. It has in the past had, and anticipates that it will from time to time in the future have, discussions with other organizations that might be interested in being acquired. Authorized but unissued shares of Common Stock, or funds raised in a public offering of shares, may be used for these purposes.

     All of the additional shares resulting from the increase in the number of authorized shares of Shoreline's Common Stock would be of the same class, with the same dividend, voting and liquidation rights, as the shares of Common Stock presently outstanding. Shareholders have no preemptive rights to acquire shares issued by the Corporation under its existing Restated Articles of Incorporation, and shareholders would not acquire any such rights with respect to such additional shares under the proposed amendment to Shoreline's Restated Articles of Incorporation. Under some circumstances, issuance of additional shares of Common Stock could dilute the voting rights, equity and earnings per share of existing shareholders.

     If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance. No further shareholder authorization would be required prior to the issuance of such shares by Shoreline.

     This increase in authorized but unissued Common Stock could be considered an anti-takeover measure because the additional authorized but unissued shares of Common Stock could be used by the Board of Directors to make a change in control of Shoreline more difficult. The Board of Directors' purpose in recommending this proposal is not as an anti-takeover measure, but rather for the reasons discussed above.

     The first paragraph of Article III of Shoreline's Restated Articles of Incorporation, as amended, would read as follows:

     The total authorized capital stock of the corporation is Fifteen Million (15,000,000) shares of common stock, all of one class with equal voting rights, and one million (1,000,000) shares of preferred stock.

     The affirmative vote of holders of a majority of the outstanding shares of Common Stock is required to approve and adopt the proposed amendment to Shoreline's Restated Articles of Incorporation. For the purpose of counting votes on this proposal, abstentions, broker non-votes and other shares not voted have the same effect as a vote against the proposal.

       YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
        AMENDMENT TO SHORELINE'S RESTATED ARTICLES OF INCORPORATION


VOTING SECURITIES

     Holders of record of Common Stock at the close of business on March 23, 1998 will be entitled to vote at the annual meeting of shareholders on May 14, 1998 and any adjournment of that meeting. As of March 23, 1998, there were 5,937,389 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter submitted for shareholder action.

     The following table sets forth information concerning the number of shares of Common Stock held as of December 31, 1997 by the only shareholder who is known to Shoreline management to have been the beneficial owner of more than 5% of the outstanding shares of Common Stock as of that date:

                                                AMOUNT AND NATURE OF
                                       BENEFICIAL OWNERSHIP OF COMMON STOCK<F1>
                                      ------------------------------------------

                                      SOLE VOTING       SHARED
                                          AND          VOTING OR        TOTAL       PERCENT
   NAME AND ADDRESS OF                DISPOSITIVE     DISPOSITIVE     BENEFICIAL      OF
    BENEFICIAL OWNER                     POWER         POWER<F2>      OWNERSHIP      CLASS
   -------------------                -----------     -----------     ----------    -------
Shoreline Bank
  Trust Department
  720 Pleasant Street
  St. Joseph, Michigan 49085<F3>        556,862         296,675        853,537       14.38%

    The following table sets forth information concerning the number of shares of Common Stock held as of March 13, 1998 by each of Shoreline's directors and nominees for director, each of the named executive officers and all of Shoreline's directors, nominees for director and executive officers as a group:

                                                  AMOUNT AND NATURE OF
                                        BENEFICIAL OWNERSHIP OF COMMON STOCK<F1>
                                     -----------------------------------------------

                                     SOLE VOTING          SHARED
                                         AND             VOTING OR         TOTAL            PERCENT
      NAME OF                        DISPOSITIVE        DISPOSITIVE      BENEFICIAL           OF
  BENEFICIAL OWNER                      POWER            POWER<F2>       OWNERSHIP           CLASS
  ----------------                   -----------        -----------      ----------         -------
Richard D. Bailey, II                   9,136<F4>              --          9,136<F4>          .15%
Robert K. Burch                         9,450<F4>           2,180         11,630<F4>          .20
Louis A. Desenberg                         --              22,942         22,942              .39
Merlin J. Hanson                      138,883                  --        138,883             2.34
Thomas T. Huff                         32,677                  --         32,677              .55
Wayne R. Koebel                        13,645<F4>          13,517         27,162<F4>          .46
James E. LeBlanc                        2,748                  --          2,748              .05
L. Richard Marzke                      24,113                  --         24,113              .41
James R. Milroy                        13,736<F4>             787         14,523<F4>          .24
James F. Murphy                        29,970<F4>          40,451         70,421<F4>         1.19
Dan L. Smith                           41,503<F4>          15,180         56,683<F4>          .95
Robert L. Starks                       74,143              22,477         96,620             1.63
Jeffery H. Tobian                     129,872                  --        129,872             2.19
Ronald L. Zile                          5,662<F4>          40,263         45,925<F4>          .77

All directors and
 executive officers
 as a group                           525,538<F4>         157,797        683,335<F4>        11.46%
----------------------------

<F1>  The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in fiduciary capacities by Shoreline Bank are not included unless otherwise indicated. Shoreline and the directors and officers of Shoreline and Shoreline Bank disclaim beneficial ownership of shares held by Shoreline Bank in fiduciary capacities.

                                      -5-

<F2>  These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses and minor children over whom the listed person may have influence by reason of relationship. Shares held in fiduciary capacities by Shoreline Bank are not included unless otherwise indicated. The directors and officers of Shoreline and Shoreline Bank may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by Shoreline Bank to some degree, but disclaim beneficial ownership of these shares.

<F3>  These numbers consist of shares held in various fiduciary capacities through the trust department of Shoreline Bank. Shoreline and the directors and officers of Shoreline and Shoreline Bank disclaim beneficial ownership of these shares.

<F4>  These numbers include shares of restricted Common Stock and shares of
      Common Stock that may be acquired through the exercise of stock options within 60 days. The right to exercise stock options vests over a five-year period. The number of shares subject to stock options that may be exercised within 60 days after March 13, 1998 by each listed person is shown below:

                     Mr. Bailey                    3,670
                     Mr. Burch                     4,581
                     Mr. Koebel                       --
                     Mr. Milroy                    7,726
                     Mr. Murphy                    3,834
                     Mr. Smith                        --
                     Mr. Zile                      5,662

                     All directors and
                      executive officers
                      as a group                  25,473

DIRECTORS AND EXECUTIVE OFFICERS

    Shoreline's Board of Directors is divided into three classes that are as nearly equal in number as possible. Each class of directors serves a successive three-year term of office. Four members of the present Board of Directors are standing for reelection to terms expiring in 2001.

    Biographical information concerning Shoreline's directors and executive officers, including the four nominees who are nominated for election to the Board of Directors at the annual meeting, is presented below. Except as otherwise indicated, all directors and executive officers have had the same principal employment for over five years. Except as otherwise indicated, all directors and executive officers have held their positions with Shoreline since 1987. All executive officers are appointed annually and serve at the pleasure of the Board of Directors. Effective May 27, 1994, Inter-City Bank and Citizens Trust and Savings Bank, both wholly owned subsidiaries of Shoreline, were consolidated into a single bank under the name "Shoreline Bank" (the "Consolidation").

    NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2001

    THOMAS T. HUFF (age 55) is a partner in the law firm of Varnum, Riddering, Schmidt & Howlett LLP. He has been a director of Shoreline Bank and, before the Consolidation, Citizens Trust and Savings Bank since 1986.

    L. RICHARD MARZKE (age 64) is President and Chief Executive Officer of Pri-Mar Petroleum, Inc., a wholesale and retail distributor of gasoline and other petroleum products and convenience store operator. He has been a director of Shoreline Bank and, before the Consolidation, Inter-City Bank since 1977.

    DAN L. SMITH (age 62) is Chairman of the Board, President and Chief Executive Officer of Shoreline. Mr. Smith became Chairman of the Board and Chief Executive Officer on January 1, 1993, having previously served as President of the Corporation. Mr. Smith was Secretary of Shoreline until 1992. Mr. Smith has served as Chairman of the Board, President and Chief Executive Officer of Shoreline Bank since the Consolidation. Before the Consolidation, Mr. Smith had served as President of Inter-City Bank since 1978, Chief Executive Officer of Inter-City Bank since 1988, and a director of Inter-City since 1972.

    RONALD L. ZILE (age 65) retired on December 31, 1994, after serving as Vice Chairman of the Board of Shoreline since 1987 and Vice Chairman of the Board of Shoreline Bank since the Consolidation. Before the Consolidation, Mr. Zile had served as President and Chief Executive Officer of Citizens Trust and Savings Bank since 1979, Chairman of the Board of Citizens Trust and Savings Bank since 1984 and a director of Citizens since 1978.


    DIRECTORS WITH TERMS EXPIRING IN 2000

    LOUIS A. DESENBERG (age 54) is a shareholder in the law firm of Desenberg & Colip, P.C. He has been a director of Shoreline Bank and, before the Consolidation, Inter-City Bank since 1978.

    MERLIN J. HANSON (age 70) has been Chairman of the Board of Hanson Group, Inc., a diversified manufacturing company, since 1987. He has also been Chairman of the Board of Hanson Cold Storage Co., a refrigerated warehousing company, since 1991. He has been a director of Shoreline since

1991 and a director of Shoreline Bank and, before the Consolidation, Inter-City Bank since 1987.

    JEFFERY H. TOBIAN (age 46) has been President of J.T. Investments, Inc., a personal investment company, since 1994. Before 1994, Mr. Tobian was the owner and President of Tobian Metals, Inc., a scrap metal company. Mr. Tobian has been a director of Shoreline since 1995.


    DIRECTORS WITH TERMS EXPIRING IN 1999

    JAMES E. LEBLANC (age 55) retired in 1997 after serving as Chairman, President and Chief Executive Officer of Whirlpool Financial Corporation, a financial services company, and Corporate Vice President of Whirlpool Corporation, a manufacturer of kitchen and household appliances. He has been a director of Shoreline since 1993. Mr. LeBlanc has also been a director of Shoreline Bank and, before the Consolidation, Inter-City Bank since 1990.

    JAMES F. MURPHY (age 67) retired on December 31, 1992, after serving as Chairman of the Board and Chief Executive Officer of Shoreline since 1987 and as Chairman of the Board of Inter-City Bank since 1978.
Mr. Murphy has been a director of Shoreline Bank and, before the Consolidation, Inter-City Bank since 1972.

    ROBERT L. STARKS (age 66) is Chairman of Kerley & Starks Funeral Homes, Inc. He has been a director of Shoreline Bank and, before the Consolidation, Inter-City Bank since 1983.


    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    RICHARD D. BAILEY, II (age 44) has been Executive Vice President of Shoreline Bank since May 1997. Before May 1997, Mr. Bailey had served as Senior Vice President of Shoreline Bank and, before the Consolidation, Inter-City Bank since 1993. Before 1993, Mr. Bailey was a Vice President and Commercial Loan Officer at Old Kent Bank.

    ROBERT K. BURCH (age 42) is Executive Vice President of Shoreline Bank and, before the Consolidation, had served in that position at Inter-City Bank since 1992. Before 1992, he served Inter-City Bank in various other executive capacities.

    WAYNE R. KOEBEL (age 51) is Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Shoreline. Mr. Koebel became Executive Vice President in August 1994. Before August 1994, Mr. Koebel had served as Senior Vice President of Shoreline. Mr. Koebel became Secretary and Treasurer in January 1993. Mr. Koebel is Executive Vice President and

Chief Financial Officer of Shoreline Bank and, before the Consolidation, had served as Senior Vice President and Chief Financial Officer of Inter-City Bank since 1986.

    JAMES R. MILROY (age 37) has been Executive Vice President of Shoreline and Executive Vice President and Cashier at Shoreline Bank since May 1997. He previously served as Senior Vice President and Controller of Shoreline and Shoreline Bank from May 1993 until May 1997, and as Vice President and Controller at Shoreline and Inter-City Bank from 1990 until 1993. Before 1990, Mr. Milroy was an associate and manager at Crowe, Chizek and Company LLP, an accounting firm.


BOARD COMMITTEES AND MEETINGS

    The Shoreline Board of Directors has four standing committees:

    AUDIT COMMITTEE. The Audit Committee is responsible for causing a suitable examination of the financial records and operations of Shoreline and Shoreline Bank to be made by the internal auditors of Shoreline and Shoreline Bank through a program of continuous internal audits. The Audit Committee recommends to Shoreline's Board of Directors independent certified public accountants for employment to examine the financial statements of Shoreline and make such additional examinations as the committee considers advisable. The Audit Committee also reviews reports of examination of Shoreline and Shoreline Bank received from regulatory authorities and reports to the Board of Directors at least once each calendar year the results of examinations made and such conclusions and recommendations as the committee considers appropriate. Directors Marzke, Starks and Zile presently serve on this committee. The Audit Committee met four times during 1997.

    ORGANIZATION, COMPENSATION AND STOCK OPTION COMMITTEE. The Organization, Compensation and Stock Option Committee administers Shoreline's Retirement Plan, Profit-Sharing/401(k) Plan and bonus plan. This committee reviews key personnel policies and programs, including individual salaries of executive officers, and submits recommendations to the Board of Directors. This committee also serves as Shoreline's Stock Option Committee and administers Shoreline's 1989 Stock Option Plan and Shoreline's 1996 Stock Incentive Plan. In this capacity, the committee determines the persons to be granted options, restricted stock and rights, the amount of stock to be granted to each such person and the terms of the options, restricted stock and rights to be granted. Directors who are also employees of Shoreline or Shoreline Bank and who may participate in the plans that this committee administers may not serve on this committee. Directors Hanson, LeBlanc and Marzke presently serve on this committee.
The Organization, Compensation and Stock Option Committee met three times during 1997.

    NOMINATING COMMITTEE. The Nominating Committee considers nominees for election as directors of Shoreline submitted by any shareholder of record. Any shareholder desiring to nominate a candidate for director must deliver a notice to the Secretary of Shoreline, not less than 120 days prior to the meeting, setting forth (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the number of shares of Common Stock beneficially owned by the nominee; (iv) a statement that the nominee is willing to be nominated and serve; and (v) such other information regarding the nominee as would be required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee. Directors Hanson, Huff, Murphy and Smith presently serve on this committee. The Nominating Committee met once during 1997.

    STRATEGIC ISSUES COMMITTEE. The Strategic Issues Committee investigates and considers issues related to business expansion, lines of business and corporate structure. Directors Hanson, Huff, Marzke, Smith and Starks presently serve on this committee. The Strategic Issues Committee met once during 1997.

    During 1997, the Shoreline Board of Directors held four regular meetings and one special meeting. All directors except Mr. Hanson attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees on which they served during the year.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and officers of Shoreline and persons beneficially owning more than 10% of the outstanding shares of Common Stock to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish Shoreline with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it or written representations from certain reporting persons that no Forms 5 were required for those persons, Shoreline believes that all applicable Section 16(a) reporting and filing requirements were satisfied from January 1, 1997, through December 31, 1997. Shoreline recently discovered that Mr. Zile inadvertently failed to report one transaction involving 100 shares of Common Stock during 1994 and did not report that transaction on his 1994 Form 5. An amended Form 5 will be filed to reflect this transaction.

ORGANIZATION, COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Organization, Compensation and Stock Option Committee of Shoreline's Board of Directors (the "Committee") administers benefit plans, reviews Shoreline's key personnel policies and programs, including individual salaries of executive officers, and submits recommendations to the Board of Directors. Directors who are also employees of Shoreline or Shoreline Bank and who may participate in the plans that the Committee administers may not serve on the Committee.

    Successful long-term financial performances and increasing shareholder value are Shoreline's primary corporate goals. Shoreline's executive compensation practices are intended to encourage successful financial performance and attract and retain talented key executives who are critical to the Corporation's long-term success.

    Shoreline's executive compensation program consists of three components: base salary, annual cash incentive bonus opportunities and long-term incentives through awards of stock options and restricted stock. In determining the levels of some components, the Committee considers corporate performance alone. In determining the levels of other components, such as base salary, the Committee will consider a number of factors in additional to corporate performance.

    The Committee's primary goal in establishing base salary levels is to be competitive. The Committee establishes ranges for base salaries of executive officers by comparing the Corporation to other more or less comparable bank holding companies. In general, salaries paid to Shoreline executives have been closer to the median rather then either the high or low end of each range. Although corporate performance is considered by the committee in establishing base salary levels, corporate performance is not the most important factor considered by the Committee in establishing base salary levels.

    Annual cash incentive bonuses are based entirely on corporate performance. Annual cash bonus awards are determined by the application of a three-part formula. Shoreline's rate of net income growth over the most recent three-year period is the most important component. The other two components are overhead control and asset quality. Shoreline's overhead and nonperforming asset ratios are compared to targeted levels to determine the amount of bonus payable under those two components of the formula. The maximum cash bonus allowable under the plan is 39% of base salary.

    Long-term incentives are provided to reward executives for achieving the long-term goal of increasing shareholder value. In 1997, all of Shoreline's long-term incentives involved awards of restricted stock. Stock ownership is considered important. Through stock ownership, the interests of executives are joined with those of the shareholders. Under

Shoreline's Stock Incentive Plan of 1996, executives are rewarded for the enhancement of shareholder value through the increase in the value of shares received. During 1997, Mr. Smith, Mr. Koebel, Mr. Bailey, Mr. Milroy and Mr. Burch were each awarded 5,000 shares of restricted stock. These shares vest, based upon corporate performance, over a five to seven year period.

    Shoreline generally maintains a conservative level of perquisites and personal benefits. The dollar value of perquisites and personal benefits provided to executive officers does not exceed 10% of each executive officer's respective annual salary and bonus.

    Dan L. Smith, Shoreline's Chairman, President and Chief Executive Officer during 1997, also serves as Chairman, President and Chief Executive Officer of Shoreline Bank. In determining Mr. Smith's base salary for 1997, the Committee acknowledged the effectiveness of Mr. Smith's leadership in directing corporate growth and in delivering consistently strong financial performance. The year ended 1996 represented the sixth consecutive year of record earnings per share, and total shareholder return approximated 35% for the year. In setting his 1997 salary at $255,000, the Committee's goal was to make Mr. Smith's compensation comparable to that of chief executive officers of other high-performing bank holding companies with assets of $500 million to $1 billion. Mr. Smith's 1997 incentive bonus was based entirely on corporate performance as measured by the bonus formula used for all executives that is discussed above. Mr. Smith was not awarded any stock options during 1997, but he was awarded 5,000 shares of restricted stock.

    In 1993, Congress amended the federal Internal Revenue Code to add
Section 162(m). This section provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. Shoreline has examined its executive compensation policies in light of Section 162(m) and the regulations that have been issued by the Internal Revenue Service to implement that section. It is not expected that any portion of the Corporation's deductions for employee remuneration will be disallowed in 1998 or in future years by reason of actions expected to be taken in 1998.

    During 1997, all recommendations of the Committee were approved by the Board of Directors without modification.

                                  Respectfully submitted,



                                  Merlin J. Hanson
                                  James E. LeBlanc
                                  L. Richard Marzke

STOCK PERFORMANCE

    The following graph compares the cumulative total shareholder return on Shoreline Common Stock to the Standard & Poor's 500 Stock Index and the KBW 50 Index. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The KBW 50 Index is a market capitalization weighted bank stock index published by Keefe, Bruyette & Woods, Inc., an investment banking firm that specializes in the banking industry. The KBW 50 Index is composed of 50 money center and regional bank holding companies. The Standard & Poor's 500 Stock Index and the KBW 50 Index both assume dividend reinvestment. Cumulative total return is measured by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period.


                          STOCK PERFORMANCE GRAPH
              Five Year Cumulative Total Shareholder Return







                         [STOCK PERFORMANCE GRAPH]







 The dollar values for total shareholder return plotted in the graph above are shown in the table below:

            DECEMBER 31,   SHORELINE      KBW 50       S & P 500
            ------------   ---------      ------       ---------
               1992         $100.0        $100.0        $100.0
               1993          134.2         105.5         110.1
               1994          120.3         100.2         111.5
               1995          145.4         160.4         153.5
               1996          194.9         226.9         188.7
               1997          333.9         331.7         251.6

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table shows certain information concerning the compensation for services rendered during each of the three years in the period ended December 31, 1997, by the Chief Executive Officer and each other executive officer of Shoreline. Each executive officer was compensated by Shoreline Bank in the capacity indicated in the table.

                        SUMMARY COMPENSATION TABLE
                                                                          LONG-TERM
                                              ANNUAL COMPENSATION        COMPENSATION
                                              -------------------   -----------------------
                                                                            AWARDS
                                                                    -----------------------
                                                                                 NUMBER OF
         NAME AND                                                   RESTRICTED   SECURITIES
         PRINCIPAL                                                    STOCK      UNDERLYING      ALL OTHER
       POSITION<F1>                 YEAR    SALARY<F2>  BONUS<F3>   AWARDS<F4>    OPTIONS     COMPENSATION<F5>
       ------------                 ----    ----------  ---------   ----------   ----------   ----------------
Dan L. Smith                        1997     $267,000    $99,450     $121,250         --          $14,126
   Chairman of the Board,           1996      240,500     89,700           --         --           14,226
   President and Chief              1995      220,000     75,600           --         --           12,842
   Executive Officer of
   Shoreline and Shoreline Bank

Wayne R. Koebel                     1997      130,000     50,700      121,250         --           12,680
   Executive Vice President,        1996      120,000     46,800           --         --           12,116
   Chief Financial Officer,         1995      110,000     39,600           --         --           10,083
   Secretary and Treasurer of
   Shoreline and Executive Vice
   President and Chief Financial
   Officer of Shoreline Bank

Robert K. Burch                     1997      102,078     39,810      121,250         --           11,398
   Executive Vice President         1996       95,400     37,206           --         --           10,834
   of Shoreline Bank                1995       90,000     32,400           --         --            8,674

Richard D. Bailey, II               1997      100,000     39,000      121,250         --           11,055
   Executive Vice President         1996       87,833     35,100           --      8,738            9,897
   of Shoreline Bank                1995       80,000     28,800           --         --            7,207

James R. Milroy                     1997       89,750     35,685      121,250         --            9,897
   Executive Vice President         1996       78,000     31,200           --         --            8,078
   of Shoreline and Executive       1995       70,000     25,200           --         --            6,739
   Vice President and Cashier
   of Shoreline Bank

                                      -14-

---------------------------------

<F1>  Capacities indicated are those in which a majority of compensation was paid if capacities changed during the year. All of Shoreline's executive officers also serve as executive officers of Shoreline Bank.

<F2>  Includes compensation deferred under Shoreline's Profit-Sharing/401(k)
      Plan and director fees paid by Shoreline and Shoreline Bank to Mr.
      Smith.

<F3>  Includes compensation deferred under Shoreline's Profit-Sharing/401(k)
      Plan.

<F4>  The values of restricted stock awards reported in this column are calculated using the closing market price of Common Stock on the date of grant. As of the end of Shoreline's 1997 fiscal year, each of the named executive officers held shares of restricted stock. Dividends will be paid on shares of restricted stock at the same rate dividends are paid on Common Stock. The number of shares of restricted stock held by each named individual and the aggregate value of those shares at the end of Shoreline's 1997 fiscal year, without giving effect to the diminution of value attributable to the restrictions on the stock, are set forth below:

                                  NUMBER OF       AGGREGATE
                                   SHARES           VALUE
                                  ---------       ---------

              Mr. Smith             5,250         $196,875
              Mr. Koebel            5,250          196,875
              Mr. Burch             5,250          196,875
              Mr. Bailey            5,250          196,875
              Mr. Milroy            5,250          196,875

      These awards vest over a period of five to seven years dependent upon corporate performance.

<F5>  All other compensation includes:  (i) 401(k) matching contributions by
      Shoreline under the Shoreline Profit-Sharing/401(k) Plan; and
      (ii) profit-sharing contributions by Shoreline under the Shoreline Profit-Sharing/401(k) Plan. The amounts included for each such factor for 1997 are:








                                      -15-

                                     (I)           (II)
                                   ------         ------

              Mr. Smith            $4,233         $9,893
              Mr. Koebel            2,787          9,893
              Mr. Burch             2,786          8,612
              Mr. Bailey            2,702          8,353
              Mr. Milroy            2,419          7,478

    Shoreline's 1989 Stock Option Plan provides that options to purchase shares of Common Stock and related tax benefit rights may be granted to officers and other key employees of Shoreline and Shoreline Bank. Shoreline's Stock Incentive Plan of 1996 (the "1996 Plan") provides that stock options, restricted stock and tax benefit rights may be granted to officers and other key employees of Shoreline and Shoreline Bank. A stock option entitles the recipient to purchase shares of Common Stock for a specified period of time at a specified price. Subject to certain restrictions, the Organization, Compensation and Stock Option Committee of Shoreline's Board of Directors determines who will be granted options, the number of shares subject to each option, the form of consideration that may be paid upon exercise of an option and other matters related to the plans. Tax benefit rights granted under the plans entitle a recipient to receive a cash payment upon the exercise of a related option. No tax benefit rights have been awarded under the plans. Restricted stock awarded under the 1996 Plan is subject to such terms, conditions and restrictions as the Organization, Compensation and Stock Option Committee may from time to time determine.

    The following tables set forth information concerning stock options exercised by the specified individuals during 1997 and options held by such individuals at December 31, 1997. No stock options were granted to the named executive officers during 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES
                                                          NUMBER OF SHARES                  VALUE OF
                            NUMBER OF                  UNDERLYING UNEXERCISED       UNEXERCISED IN-THE-MONEY
                             SHARES                  OPTIONS AT FISCAL YEAR-END   OPTIONS AT FISCAL YEAR-END<F1>
                           ACQUIRED ON    VALUE      --------------------------   ------------------------------
    NAME                    EXERCISE     REALIZED    EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
    ----                   -----------   --------    -------------------------      -------------------------
Dan L. Smith                  8,325      $164,538         3,608  /       --          $ 108,889  /        --

Wayne R. Koebel               1,826        37,762         4,000  /       --            120,720  /        --

Robert K. Burch               2,300        60,214         4,581  /       --            138,255  /        --

Richard D. Bailey, II            --            --         3,670  /    5,505             65,106  /  $ 97,659

James R. Milroy                 360         6,323         7,052  /    1,763            147,669  /    36,917
--------------------------

<F1>  The value of options is based on the trading value of Shoreline Common
      Stock of $37.50 per share as of the close of business on December 31, 1997.

    Shoreline adopted a defined benefit pension plan effective January 1, 1989. The plan was established through a merger of two separate defined benefit pension plans previously maintained by Inter-City Bank and Citizens Trust and Savings Bank. Executive officers of Shoreline or Shoreline Bank who satisfy certain eligibility requirements are participants in the plan. The plan provides no vesting until a participant has completed five years of credited service, at which time the participant becomes 100% vested.
All participants in the plan receive credit for vesting purposes for all periods of prior service with Inter-City or Citizens. The Internal Revenue Code of 1986, as amended (the "Code") imposes certain limitations on the amount of compensation that may be considered in determining benefits payable and that may actually be paid under qualified defined benefit plans. In 1995, the Company adopted a nonqualified supplemental pension plan applicable to certain executive officers and management employees of Shoreline, including Mr. Smith. Under the supplemental pension plan, participants will receive supplemental retirement benefits equal to the difference between the benefits to which they are entitled under the qualified pension plan and the benefits to which they would have been entitled under that plan if those benefits were based on compensation including compensation deferred by the participant and if the limits on compensation and benefits specified in the Code did not apply.

    The following table illustrates the projected combined annual pension benefit payable under the qualified pension plan and the supplemental pension plan to Shoreline's executive officers upon retirement at age 65 at the annual levels of average remuneration and years of service indicated:

                            PENSION PLAN TABLE
          AVERAGE
        REMUNERATION                          YEARS OF SERVICE
        ------------    ---------------------------------------------------------------

                          10           15            20            25        30 OR MORE
                        -------      -------      --------      --------      --------
          $ 80,000      $10,550      $15,825      $ 21,100      $ 26,375      $ 31,650
           120,000       16,150       24,225        32,300        40,375        48,450
           160,000       21,750       32,625        43,500        54,375        65,250
           200,000       27,350       41,025        54,700        68,375        82,050
           240,000       32,950       49,425        65,900        82,375        98,850
           280,000       38,550       57,825        77,100        96,375       115,650
           320,000       44,150       66,225        88,300       110,375       132,450
           360,000       49,750       74,625        99,500       124,375       149,250
           400,000       55,350       83,025       110,700       138,375       166,050

    As of March 13, 1998, Mr. Smith had 30 years of service under the plans, Mr. Koebel had 20 years of service under the qualified plan, Mr. Burch had 12 years of service under the qualified plan, Mr. Bailey had four years of service under the qualified plan and Mr. Milroy had eight years of service under the qualified plan. Pension benefits under the plans are payable monthly under a ten year certain and life annuity. Participants may elect upon retirement to receive a lump-sum payment equal to the present value of benefits payable under the plans. Benefits are based on the average of the highest compensation received by a participant during any period of five consecutive years within the last ten years prior to the participant's retirement ("average remuneration"). The compensation covered by the plans is the participant's gross salary, wages and other compensation, including any elective deferrals that are excluded from gross income. Covered compensation for the five individuals named in the Summary Compensation Table is substantially the same as the aggregate amount reported as "Annual Compensation" in that table.

    The benefits shown in the above table are based upon 0.75% of a participant's average remuneration, multiplied by the number of the participant's years of credited service for benefits (subject to a maximum of 30 years), plus 0.65% of the participant's excess average remuneration (determined by reference to the Social Security wage base), multiplied by the number of the participant's years of credited service for benefits (subject to a maximum of 30 years). The above benefits are not reduced by primary Social Security payments.

    The Shoreline defined benefit plan also contains a "grandfather" provision under which participants may receive a pension benefit based upon their accrued benefit as of December 31, 1988, under the defined benefit plan previously maintained by Inter-City Bank or Citizens Trust and Savings Bank, as the case may be, if that accrued benefit would exceed the pension benefits determined under the other provisions of the Shoreline defined benefit plan described above. Certain individuals who previously participated in the Citizens defined benefit plan and who had attained age 45 and had at least ten years of credited service for benefits as of December 31, 1988, or who had attained age 55 and had at least five years of credited service for benefits as of December 31, 1988, have entered into agreements with Citizens (now Shoreline Bank) regarding their retirement benefits. Under these agreements, periodic payments are made to these individuals following retirement which, when added to their retirement benefit under the Shoreline defined benefit plan, will provide a total retirement benefit equal to that which they would have received under the Citizens plan.

    Dan L. Smith and Wayne R. Koebel have employment agreements with Shoreline. Under these agreements, each individual is to serve Shoreline and Shoreline Bank in his present capacities. Salaries under the agreements are to be determined by the Organization, Compensation and Stock Option Committee of Shoreline's Board of Directors and may be paid either by Shoreline or Shoreline Bank. The individual's salary may not be reduced without his consent, except pursuant to a general decrease in the salaries of all senior officers of Shoreline. Upon termination of his employment agreement by Shoreline without "cause" or by the individual for "good reason" (as these terms are defined in the agreements), the individual is entitled to receive monthly severance payments equal to the average of his aggregate monthly cash compensation received from Shoreline and Shoreline Bank during the five fiscal years preceding termination, any bonus that was or would have been accrued by Shoreline or Shoreline Bank on the date of termination and continued participation in the employee benefit plans of Shoreline or Shoreline Bank for the period during which severance payments are required to be made. Under Mr. Smith's agreement, such severance payments are payable for a number of months equal to the number of years Mr. Smith has been employed by Shoreline or any of its subsidiary banks. Under Mr. Koebel's agreement, such severance payments are payable for a minimum of 36 months only if termination occurs within three years following a change in control of Shoreline.

    During 1997, Shoreline and Shoreline Bank compensated their respective directors at the rate of $6,000 per year, and directors who were not executive officers of Shoreline or Shoreline Bank also received $375 per regular board meeting attended and $375 per committee meeting attended. Shoreline Bank has entered into deferred compensation agreements with certain of its directors under which payments will be made to these directors after their retirement.

    Shoreline adopted a Director's Deferred Compensation Plan effective July 1, 1996. Under that plan, directors of Shoreline or Shoreline Bank who are not employees of Shoreline or Shoreline Bank may elect at the beginning of each year to defer payment of either all or 50% of any fees payable to them for service as directors of Shoreline or Shoreline Bank during the year. Amounts deferred under the plan are payable, at the election of each director, to each director or his or her designated beneficiary in a lump sum within 30 days of the date of termination as a director, in a lump sum on a date determined by the director not to exceed six years after the date of termination as a director or in five annual installments beginning on the first anniversary of the date of termination as a director.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Directors and officers of Shoreline and their associates were customers of and had transactions with Shoreline Bank in the ordinary course of business between January 1, 1997, and March 23, 1998. It is anticipated that such transactions will take place in the future in the ordinary course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

    During 1997, Shoreline and Shoreline Bank paid legal fees to law firms in which Messrs. Desenberg and Huff are shareholders or partners. The fees paid by Shoreline and Shoreline Bank to these firms did not exceed 5% of the applicable firm's gross revenues for its last full fiscal year.


INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The Board of Directors has again selected Crowe, Chizek and Company LLP, certified public accountants, as Shoreline's principal accountant for 1998. A representative of Crowe, Chizek and Company LLP is expected to be present at the annual meeting, will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS

    Proposals of shareholders intended to be presented at the 1999 annual meeting must be received by Shoreline for consideration for inclusion in its proxy statement and form of proxy relating to that meeting by December 10, 1998. Proposals of shareholders should be made in accordance with Securities and Exchange Commission Rule 14a-8.


FORM 10-K REPORT AVAILABLE

    SHORELINE'S FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, WILL BE PROVIDED WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST. REQUESTS SHOULD BE DIRECTED TO MR. WAYNE R. KOEBEL, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER, SHORELINE FINANCIAL CORPORATION, 823 RIVERVIEW DRIVE, BENTON HARBOR, MICHIGAN 49022.

                                  [FRONT]

                      SHORELINE FINANCIAL CORPORATION
P R O X Y                   823 RIVERVIEW DRIVE
                       BENTON HARBOR, MICHIGAN 49022
               ANNUAL MEETING OF SHAREHOLDERS - MAY 14, 1998


         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. IF THIS PROXY IS PROPERLY EXECUTED AND DELIVERED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR ELECTION OF ALL NOMINEES NAMED ON THIS PROXY AND FOR APPROVAL AND ADOPTION OF THE PROPOSAL IDENTIFIED BELOW. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OF THE MEETING.


1.  Election of Directors

    [ ] FOR all nominees listed        [ ] WITHHOLD AUTHORITY
        below (except as indicated         to vote for all nominees
        below)                             listed below

Thomas T. Huff     L. Richard Marzke     Dan L. Smith     Ronald L. Zile


(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.


2. Proposal to Approve and Adopt an Amendment to the Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock.


               [ ] FOR        [ ] AGAINST         [ ] ABSTAIN

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.


             IMPORTANT! - PLEASE DATE AND SIGN THE OTHER SIDE.

                                  [BACK]


          The undersigned shareholder appoints Dan L. Smith and Wayne R. Koebel, or either of them, each with the power to appoint his substitute, attorneys and proxies to represent the shareholder and to vote and act, with respect to all shares that the shareholder would be entitled to vote at the annual meeting of shareholders of Shoreline Financial Corporation referred to on this proxy and at any adjournment of that meeting, on all matters that come before the meeting.


                                   Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.


                                   X_______________________________________
                                                 Signature


                                   X_______________________________________
                                           Signature if held jointly


                                   Dated: ___________________________, 1998